CONTACT:
Gretchen Williams
PR & Communications Officer
Camden National Bank
(207) 518-5684 or gwilliams@CamdenNational.com

FOR IMMEDIATE RELEASE
April 24, 2018

Camden National Corporation Elects Robin A. Sawyer, CPA, to Board of Directors
CAMDEN, ME, April 24, 2018 - Robin A. Sawyer was elected to the Board of Directors of Camden National Corporation on April 24, 2018. A certified public accountant and a designated “Financial Expert” under the NASDAQ rules, Sawyer is currently President and CEO of Apex Financial Consulting, where she provides contract CFO services to companies in need of interim financial assistance. Sawyer will chair the Capital Committee and serve on the Compensation Committee for Camden National Corporation. She will also join as a Board Director for Camden National Bank.
Most recently, Sawyer served for five years as Vice President of Corporate Finance and Corporate Controller at WEX Inc., a Maine-based, publicly-traded company with a market cap of over $6.8 billion. She previously served on Camden National Corporation’s Board from 2004 and 2017, and during that time, she was the Chair of the Audit Committee and a member of the Capital Committee. With Sawyer’s appointment, 30% of the Board of Directors of Camden National Corporation will be women.
“Robin brings an extensive knowledge of the southern Maine market, as well as global experience and financial expertise,” said Larry Sterrs, Board Chair for Camden National Corporation. “We are thrilled to welcome her back to the Board of Directors.”
Sawyer spent more than 10 years as Vice President and Corporate Controller at Fairchild Semiconductor International, Inc., a publicly-traded, Maine-based company with a market cap of $1.8 billion. She is the former Director of Financial Planning and Reporting at Cornerstone Brands, Inc., and she formerly worked at Baker, Newman & Noyes, LLC, previously Ernst & Young.

“We’re excited to have Robin rejoin our Board of Directors as her previous board service was exceptional, and her most recent experience with a larger Maine-based company will complement the other talented board members we have,” said Greg Dufour, President and CEO of Camden National Bank.
Sawyer currently resides in South Portland, Maine with her husband Kevin. She serves on the Board of Directors of the Gulf of Maine Research Institute, where she is Treasurer, Chair of the Finance Committee, and a member of the Executive Committee.
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest bank holding company in Northern New England with $4.1 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 74 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. 2017 marks the 8th time Camden National Bank has received the “Lender at Work for Maine” Award from the Finance Authority of Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.